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Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PHARMACOPEIA DRUG DISCOVERY, INC.

        Pharmacopeia Drug Discovery, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        ONE. The name of this corporation is "Pharmacopeia Drug Discovery, Inc."

        TWO. The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19808. The name of the registered agent of the corporation at such address is The Corporation Trust Company.

        THREE. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of Delaware (the "GCL") and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

        FOUR. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which the corporation is authorized to issue is FIFTY MILLION (50,000,000) shares, par value $0.01. The total number of shares of Preferred Stock which the corporation is authorized to issue is TWO MILLION FIVE HUNDRED THOUSAND (2,500,000), par value $0.01 per share.

        1.     The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOUR, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        2.     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (a)   The number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

          (b)   The dividend rate and the times of payment of dividends on the shares of that series, whether dividends shall be cumulative, and, if so, from which date;

          (c)   Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (d)   Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (e)   Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (f)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (g)   Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restrictions;

          (h)   The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

          (i)    Any other relative rights, preferences and limitations of that series.

        3.    Common Stock.    All shares of Common Stock will entitle the holders thereof to the following rights and privileges.

          (a)    Dividends.    Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of their Amended and Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. The right to dividends on shares of the Common Stock shall not be cumulative, and no right shall accrue to holders of Common Stock by reason of the fact that dividends on said shares are not declared in any prior period.

          (b)    Distribution of Assets.    Subject to the rights of the holders of Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

          (c)    Voting Rights.    Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, (i) the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation, and (ii) at each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Common Stock standing in such holder's name on the Corporation's stock transfer records. No holder of any shares of capital stock or other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or to purchase any shares of capital stock or other securities of the Corporation. Holders of Common Stock shall not be permitted to cumulate their votes.

        FIVE. The corporation is to have perpetual existence.

        SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.

        SEVEN. The number of directors of the corporation shall be from five to ten as provided from time to time exclusively by the Board of Directors pursuant to a resolution duly adopted by a majority of the Entire Board. For purposes of this Amended and Restated Certificate of Incorporation, the term

"Entire Board" shall mean the total number of authorized directors regardless of whether there exist any vacancies in such authorized directorships.

        1.     The Board of Directors shall be and is divided into three classes:

          (a)   Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 2005; each initial director in Class II shall hold office until the annual meeting of stockholders in 2006; and each initial director in Class III shall hold office until the annual meeting of stockholders in 2007. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

          (b)   In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

          (c)   Election by Ballot. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

          (d)   Any director may be removed from office at any time only for cause by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. Directors may not be removed from office without cause.

        EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

        NINE.

          (a)   The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 145"), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

          (b)   The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the GCL. Without limiting the generality of the foregoing, to the fullest extent from time to time permitted by law, no person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article NINE, "fiduciary duty as a director" shall include any fiduciary duty arising out of serving at the corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

          (c)   Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this repeal or adoption of an inconsistent provision, would have been subject to any limitation on liability or indemnification or advancement of expenses previously contained herein with respect to matters involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

        TEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

        ELEVEN. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title B of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangements and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

        TWELVE. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        THIRTEEN. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting by such stockholders. Special meeting of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Entire Board.

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PHARMACOPEIA DRUG DISCOVERY, INC.